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                                                                      EXHIBIT 11



               [BALLARD SPAHR ANDREWS & INGERSOLL LETTERHEAD]


                                                        November 24, 1997



AIM Funds Group
11 Greenway Plaza
Suite 100
Houston, Texas  77046

         Re:  Shares of Beneficial Interest
              AIM Funds Group

Gentlemen:

         We have acted as counsel to AIM Funds Group, a Delaware business trust (the "Trust"), in connection with (i) the Agreement and Plan of Reorganization dated September 25, 1997, between the Trust and AIM Advisor Funds, Inc., a Maryland corporation ("AAF"), acting on behalf of its portfolio AIM Advisor Cash Management Fund (the "Cash Management Agreement") and (ii) the Agreement and Plan of Reorganization dated September 25, 1997 between the Trust and AAF, acting on behalf of its portfolio AIM Advisor Income Fund (the "Income Fund Agreement"), and the consummation of the transactions contemplated therein.

         The Cash Management Agreement contemplates the acquisition of substantially all of the assets of AIM Advisor Cash Management Fund by the Trust, acting on behalf of AIM Money Market Fund, one of its investment portfolios, in exchange for AIM Cash Reserve Shares of beneficial interest of AIM Money Market Fund, which shares will be issued directly by the Trust to the shareholders of AIM Advisor Cash Management Fund (the "Cash Management Transaction"). Each shareholder of AIM Advisor Cash Management Fund will receive that number of AIM Cash Reserve Shares of beneficial interest of AIM Money Market Fund (the "Money Market Shares") representing interests with an aggregate net asset value equal to the aggregate net asset value of his or her shares of AIM Advisor Cash Management Fund as of the close of business on the business day next preceding the closing of the Cash Management Transaction.

         The Income Fund Agreement contemplates the acquisition of substantially all of the assets of AIM Advisor Income Fund by the Trust, acting on behalf of AIM Intermediate Government Fund,
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AIM Funds Group
December 29, 1995
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one of its investment portfolios, in exchange for Class A shares and Class C shares of beneficial interest of AIM Intermediate Government Fund, which shares will be issued directly by the Trust to the holders of Class A shares and Class C shares of AIM Advisor Income Fund, respectively (the "Income Fund Transaction"). Each shareholder of AIM Advisor Income Fund will receive that number of Class A shares or Class C shares of beneficial interest of AIM Intermediate Government Fund (the "Intermediate Government Shares") representing interests with an aggregate net asset value equal to the aggregate net asset value of his or her Class A shares or Class C shares of AIM Advisor Income Fund as of the close of business on the business day next preceding the closing of the Income Fund Transaction.

         The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Money Market Shares and the Intermediate Government Shares will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Transaction occurs.

         Based on the foregoing, we are of the opinion that the Money Market Shares and the Intermediate Government Shares, when issued by the Trust directly to the shareholders of AIM Cash Reserve Fund and AIM Advisor Income Fund, respectively, in accordance with the terms and conditions of the Cash Management Agreement and the Income Fund Agreement, will be legally issued, fully paid and nonassessable.

         Both the Delaware Business Trust Act and the Trust's Agreement and Declaration of Trust, as amended (the "Trust Agreement"), provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware business trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also requires that notice of such disclaimer of shareholder liability be given in each note, bond, contract or other undertaking made or issued by the Trustees or Officers of the Trust. Such disclaimer is contained in the Cash Management Agreement and the Income Fund Agreement. The Trust Agreement also provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Therefore, the risk of any shareholder incurring financial loss beyond his
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AIM Funds Group
December 29, 1995
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investment due to shareholder liability is limited to circumstances in which the Trust is unable to meet its obligations and the express disclaimer of shareholder liabilities is determined not to be effective.

         We consent to the filing of this opinion as Exhibit 11 to the Trust's Registration Statement on Form N- 14 and to the references to this firm in such Registration Statement.

                                        Very truly yours,

                                        /s/ Ballard Spahr Andrews & Ingersoll